Exhibit 99.1

Luminent Mortgage Capital, Inc. Status Update November 19, 2007

Forward Looking Information This presentation contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Luminent's control and are based on the information currently available to Luminent's management. Luminent faces many risks that could cause its actual performance to differ materially from the results expressed or implied by its forward-looking statements, including, without limitation, the possibilities that interest rates may change, that principal payment rates may change, that mortgage-backed securities or mortgage loans may not be available for purchase or may not be saleable on favorable terms, that borrowings to finance the purchase of assets may not be available on favorable terms, that Luminent may not be able to maintain its dividend or the yield on its common stock, that Luminent may not be able to maintain its qualification as a REIT for federal income tax purposes, that Luminent may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, that Luminent's business strategy to purchase mortgage loans for securitization may not be successful and that Luminent's strategies may not be effective (including portfolio management and hedging strategies to protect net interest spreads). Luminent's filings with the Securities and Exchange Commission contain a more complete description of these and many other risks to which Luminent is subject. Because of those risks, Luminent's actual results, performance or financial condition may differ materially from the results, performance or financial condition contemplated by its forward-looking statements. The information set forth in this presentation represents management's current expectations and intentions. Luminent assumes no responsibility to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Background Luminent has suffered significant disruptions to its business, results of operations and prospects and, as a result, has experienced significant and material losses during the third quarter, and continues to experience material losses in the fourth quarter due to the prevailing market conditions. There has been a dramatic reduction in market liquidity and mortgage-backed security prices, caused by subprime mortgage underperformance. Luminent held $3.4 billion of mortgage-backed securities as of June 2007. Luminent and other market participants experienced massive unexpected margin calls, including unprecedented calls on AAA-rated LIBOR floating rate securities, which constituted 71% of Luminent's mortgage-backed securities portfolio as of June 30, 2007. Other portfolio segments, such as whole loans and mortgage-backed securities rated below AAA, have been affected by market events as well. Luminent's asset-backed commercial paper could not be rolled over, causing liquidity crisis for the company in early August. On August 6th Luminent suspended payment of the dividend it declared in second quarter. Between August 7th and August 9th, eight repo lenders declared Luminent in default of repo agreements in the amount of approximately $1.6 billion. Cross defaults occurred on Luminent's convertible senior notes. Several purported class action and derivative lawsuits have been initiated against the company and certain officers and directors. On October 4th Deloitte and Touche LLP resigned as our independent registered public accounting firm.

Steps Taken Arco - Strategic Relationship August 14th-21st Luminent and Arco initiate transactions under a Letter of Intent including: Arco arranges for $65 million of repo financing to Luminent Arco lends Luminent $18.2 million pursuant to a secured interim credit agreement Arco receives warrants to purchase up to 49% of the voting interest and 51% of the economic interest of Luminent. September 12st Arco lends Luminent an additional $5 million by amending the secured interim credit agreement. September 21st Arco lends Luminent an additional $10 million by amending the secured interim credit agreement. September 26th Completed amendment and restatement of credit agreement with Arco, providing for a secured revolving line of credit with a five-year maturity subject to terms, conditions and limitations. Arco lends Luminent an additional $10 million at completion of definitive agreement. Additional Steps Arco provided a limited guarantee with regard to possible future excess margin deficit payments through the remainder of 2007 to support repurchase obligations entered into as part of clearing asset-backed commercial paper liabilities. After signing amended and restated credit agreement with Arco, Luminent increased its Board of Directors from eight to nine and appointed four new Arco-designated members, including Craig Cohen, the new Chairman of the Board.

Steps Taken Asset Sales/Financing Arrangements July/August Sold mortgage-backed securities with amortized cost of approximately $1.9 billion at a loss of approximately $114 million. August Transferred mortgage-backed securities with amortized cost of approximately $207 million to one repo lender to satisfy margin calls in full. August Two repo lenders seized mortgage-backed securities with amortized cost of approximately $172 million to satisfy margin calls. August Sold whole loans with an amortized cost of approximately $1 billion at a loss of approximately $39 million to satisfy warehouse debt in full. Two loans, without any debt attached, remain on Luminent's balance sheet. September Repaid asset-backed commercial paper facility in full. September Sold additional mortgage-backed securities with amortized cost of approximately $600 million at a material loss. October/November Luminent initiated lawsuits against two repo lenders for assigning unreasonably low values to bonds posted as collateral for the repos.

Steps Taken Other August 6th Suspended payment of dividend declared in second quarter of 2007. Luminent is currently considering various options related to the payment of the dividend. Extended term of maturing asset-backed commercial paper facility notes (now fully repaid). August 31st Initiated personnel changes including downsizing workforce by nearly half and entered into retention agreements with key personnel as part of its strategic reorganization efforts. September 25th Announced closure of the San Francisco office in order to consolidate operations with the existing Philadelphia office, as part of our strategic reorganization efforts. October 22nd Chris Zyda, Chief Financial Officer, resigns, effective December 31, 2007, because of Luminent's relocation to Philadelphia. Karen Chang, Controller, will become Chief Financial Officer in January. November 6th The trustee of Luminent's convertible senior notes acknowledged that Luminent has remedied the conditions that gave rise to the event of default under the indenture. November 9th Grant Thornton LLP was appointed by the Board of Directors as our independent registered public accounting firm. Form 10-Q for the quarterly period ended September 30, 2007 will be filed after Grant Thornton completes its review procedures.

Further Information Much of the information in this presentation is available in Form 8-K and Form 10-Q filings Luminent made with the Securities and Exchange Commission between August 6, 2007 and November 13, 2007. Copies of these filings, which contain further information on some of the topics included in this presentation, can be obtained from the Securities and Exchange Commission website at www.sec.gov.